Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

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☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMEDISYS, INC.

(Exact name of registrant as specified in its charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒    No fee required.

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(4)	Date Filed:

Notes:

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

(225) 292-2031 (phone); (225) 295-9624 (fax)

email: investor@amedisys.com

May 11, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Amedisys, Inc. to be held on June 9, 2005 at 4:00 p.m., central daylight time, at the Amedisys corporate office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana. We look forward to this opportunity to update you on developments at Amedisys.

We hope you will attend the meeting in person. Whether you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

Sincerely,

William F. Borne

Chairman and Chief Executive Officer

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Amedisys, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amedisys, Inc. (the “Company”) will be held at the Amedisys corporate office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana, at 4:00 p.m., central daylight time, on June 9, 2005, to elect directors and transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on April 27, 2005, are entitled to notice of and to vote at the meeting or any adjournment thereof.

Stockholders unable to attend the meeting are requested to read the enclosed Proxy Statement and then complete and return the enclosed Proxy Card. Stockholders who received the Proxy Card through an intermediary must deliver it in accordance with the instructions given by such intermediary.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

Baton Rouge, Louisiana

May 11, 2005

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, Louisiana 70816

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2005

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice. This Proxy Statement is first being mailed to stockholders about May 11, 2005.

The close of business on April 27, 2005, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof (the “Record Date”). As of the Record Date, there were 15,468,880 shares of the Company’s common stock (“Common Stock”) outstanding, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted towards a quorum. If a quorum is not present, the stockholders present may adjourn the Meeting from day to day, without notice, other than an announcement at the Meeting. At such adjourned meeting directors will be elected regardless of whether a quorum is present. At any such adjourned Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original Meeting.

Directors are elected by a plurality of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the election.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions set forth on the proxies. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED (i) FOR THE ELECTION OF THE PERSONS NAMED HEREIN, AND (ii) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

A proxy may be revoked at any time before it is voted by (a) the execution and submission of a revised proxy, (b) written notice to the Secretary of the Company, or (c) voting in person at the Meeting.

The Company will bear the cost of the solicitation of proxies. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. They will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. Arrangements are also being made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for their reasonable out-of-pocket expenses.

ELECTION OF DIRECTORS

Nominees

The Bylaws of the Company provide that the number of directors will be determined by the Board, which has set the maximum number at six and has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board.

The Board maintains a Nominating and Governance Committee to recommend to the Board all nominees for election, and a shareholder who desires a person to be considered as a director should address any communication to the Company’s Secretary at our address, following the procedures described below. The nominees for election at this Meeting were selected by the Board.

Nominees for election to the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. In identifying candidates for membership on the Board, the Nominating and Governance Committee takes into consideration a number of factors, including: (a) the relevant career experience, relevant technical skills, industry knowledge and experience, and financial expertise; (b) individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought, and an ability to work collegially; and (c) the extent to which the candidate would fill a present need on the Board.

Certain information about the nominees is set forth below:

Name	Age	Served as Director Since
William F. Borne	47	1982
Ronald A. LaBorde	48	1997
Jake L. Netterville	67	1997
David R. Pitts	65	1997
Peter F. Ricchiuti	48	1997
Donald A. Washburn	60	2004

William F. Borne. Mr. Borne founded the Company in 1982 and has been Chief Executive Officer and a director since then.

Ronald A. LaBorde. Mr. LaBorde manages personal investments which include non-public, operating companies. From 1995 to 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed Lead Director of the Company in February 2003.

Jake L. Netterville. Mr. Netterville was the Managing Director of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Company’s audit committee in February 2003.

David R. Pitts. Mr. Pitts has been since 1999 the Chairman and Chief Executive Officer of Pitts Management Associates, Inc., a national hospital and healthcare consulting firm. Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organization, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools.

Peter F. Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and an Adjunct Professor of Finance at Tulane since 1986.

Donald A. Washburn. Mr. Washburn, a private investor, currently serves as a director on the boards of the following publicly traded companies: (1) LaSalle Hotel Properties, a real estate investment trust; (2) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (3) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE PERSONS NAMED ABOVE.

Nomination Process

Under the Company’s Bylaws, the nomination of persons for election to the Board may be made only (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board, or (c) by any stockholder of record at the time of giving of notice required by the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures in the Bylaws.

The Company’s Bylaws provide that for nominations to be properly brought before a meeting by a stockholder, the stockholder must have delivered to the Secretary at our principal executive offices a written notice not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must set forth (a) as to each person whom the stockholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice or the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

Board Committees and Meetings

During 2004, the Board held 11 meetings. The Board maintains Audit, Compensation, and Investment committees that are all comprised solely of independent directors. The Board also maintains a Nominating and Governance Committee comprised of both independent and non-independent directors. The Audit Committee met five times during the year and the Compensation Committee met three times. The Nominating and Governance and Investment committees did not meet during 2004. Each director attended at least 75% of the total number of Board and committee meetings held on which he served, except Mr. Pitts, who attended 61%.

The Audit Committee’s responsibilities are covered by the Company’s Audit Committee Charter which was reproduced as Appendix A to the Company’s proxy statement for the annual meeting of stockholders held on

June 10, 2004. The Audit Committee is comprised of Jake L. Netterville (Chairman), Ronald A. LaBorde, David R. Pitts, Peter F. Ricchiuti and Donald A. Washburn. The Board of Directors has determined that each member of the Audit Committee meets the definition of an “independent director” as defined by applicable Securities and Exchange Commission (“SEC”) rules and NASD Rules 4200(a)(15) and 4350(d)(2)(A), and that Messrs. Netterville and LaBorde qualify as “audit committee financial experts” as defined by SEC rulemaking and NASD Rule 4350(d)(2)(A).

The Compensation Committee reviews and acts on compensation levels and benefit plans for executives of the Company and approves the issuance of stock options and restricted stock under the Company’s stock option plans. The Compensation Committee is comprised of David R. Pitts (Chairman), Peter F. Ricchiuti, Jake L. Netterville, Ronald A. LaBorde and Donald A. Washburn.

The Nominating and Governance Committee, formed in October 2004, recommends to the Board all nominees for election to the Board of Directors. The Nominating and Governance Committee also provides assistance to the Board in the annual evaluations of the Board and review and consideration of corporate governance practices. The Nominating and Governance Committee is comprised of Donald A. Washburn (Chairman), William F. Borne, David R. Pitts, Jake L. Netterville and Ronald A. LaBorde. The Nominating and Governance Committee has not adopted a charter.

The Investment Committee, formed in October 2004, monitors the Company’s cash investments for investment quality, risk and rate of return consistent with established cash investments policy guidelines. The Investment Committee is comprised of Peter F. Ricchiuti (Chairman) and Ronald A. LaBorde.

Ronald A. LaBorde is Lead Director of the Company. The Lead Director performs the following functions: consulting with the Chairman regarding the agenda for any Board meeting, maintaining dialogue with executive management and presiding over executive sessions with non-management directors.

Compensation of Directors

During 2004, the Chairman of the Audit Committee received a monthly retainer of $2,000 through July 2004 and $3,000 each month thereafter. The Lead Director received a monthly retainer of $4,000. All other directors, with the exception of Mr. Borne, received a monthly retainer of $1,500. During 2004, the Company did not pay a fee for each meeting attended by a director. Directors also received stock options in amounts determined by the Compensation Committee. During 2004, each director, with the exception of Mr. Borne, was granted stock options for 10,000 shares of Common Stock at an exercise price of $29.75 per share, the fair market value on the date of the grant.

Beginning March 1, 2005, all directors other than Mr. Borne receive a monthly retainer of $3,000 and meeting attendance fees of $1,000 per meeting attended in person and $500 per meeting attended via teleconference. In addition, directors receive a fee of $2,000 for attendance at the annual strategy session of the Board. Each director, other than Mr. Borne, will also receive annually restricted stock having a value of $44,000 which will vest after 12 months from the date of grant. The Chairman of the Audit Committee and the Lead Director receive, in addition to the other fees mentioned, a monthly retainer of $1,000. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings.

Board Independence, Communication & Attendance

The Board has determined that all directors other than Mr. Borne meet the definition of independence of the NASDAQ National Market System. The Board has also determined that both Jake L. Netterville, Chairman of the Audit Committee, and Ronald A. LaBorde meet the definition of “Audit Committee Financial Expert” within the meaning of that term as defined by the SEC and NASDAQ. In 2005, the independent directors plan to meet in executive sessions on a regular basis without any management or non-independent directors present. Ronald A. LaBorde will preside over these executive sessions as Lead Director.

Shareholders who desire a person to be considered as a director should address any communication to the Company’s Secretary, following the procedures described elsewhere in this Proxy Statement. Shareholders who wish to communicate with the Board on other matters should address their communications to the Company’s Secretary, who will be responsible for promptly disseminating such communications to the Board.

The Company does not have a formal policy regarding attendance by Board members at the annual shareholders meeting, and, as a matter of practice, Board members do not attend.

The Board has also adopted a Code of Ethical Business Conduct that is applicable to all our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code is available on the “Investors” section of our internet website, www.amedisys.com, using the link entitled “Pledge to our Shareholders”. The purpose of the Code is to, among other things, deter wrongdoing and promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and public communications; compliance with applicable laws, rules and regulations; and the prompt internal reporting of violations and accountability.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of its Common Stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the Company. Based solely on the reports received by the Company, the Company believes all such persons complied with all applicable filing requirements during 2004, except Ms. Schwartz filed a late Form 3.

STOCK OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 27, 2005, unless otherwise indicated, by (i) each person known by the Company to beneficially own more than five percent of the Common Stock, all as in accordance with Rule 13d-3 under the Exchange Act, (ii) each of the Company’s directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below (“Named Executive Officers”), and (iv) all directors and executive officers of the Company as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

Name	Shares Beneficially Owned(5)	Percent of Voting Power
5% Shareholders
Hunter Global Investors, LP(1)	902,135	5.64%
Friess Associates LLC(2)	813,200	5.08%

Directors
Ronald A. LaBorde	54,755	*
Jake L. Netterville	58,305	*
Peter F. Ricchiuti	35,450	*
David R. Pitts	51,305	*
Donald A. Washburn	8,000	*

Named Executive Officers
William F. Borne(3)	500,505	3.13%
Larry R. Graham(4)	175,424	1.10%
Gregory H. Browne	40,301	*
Alice A. Schwartz	14,194	*
Jeffrey Jeter	19,503	*

All Executive Officers and Directors as a Group (10 Persons)	932,742	5.99%

(*)	Less than one percent.
(1)	Based upon such holder’s Schedule 13 G filed with the SEC on January 25, 2005. The address for Hunter Global Investors, LP is 485 Madison Avenue, 22nd floor, New York, New York 10022.
(2)	Based upon such holder’s Schedule 13 G filed with the SEC on February 14, 2005. The address for Friess Associates LLC is 115 E. Snow King, Jackson, WY 83001.
(3)	Includes 25,100 shares owned by his father.
(4)	Includes 4,156 shares owned jointly with his wife, and 8,771 shares owned by his wife.
(5)	Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Borne, 182,211 shares; Mr. Graham, 93,952 shares; Mr. Ricchiuti, 29,400 shares; Mr. Netterville, 51,305 shares; Mr. LaBorde, 52,755 shares; Mr. Pitts, 51,305 shares; Mr. Washburn, 5,000 shares; Mr. Browne, 37,000 shares; Ms. Schwartz, 12,166 shares; and Mr. Jeter, 17,334 shares.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

The following table sets forth certain information regarding compensation to the chief executive officer and by all other executive officers whose total annual salary and bonus exceeded $100,000 during 2004.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

	Annual Compensation				Long-Term Compensation
	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options
William F. Borne(1)	2004	$375,000	$400,000	$14,507	41,165
Chief Executive Officer	2003	350,000	375,000	175,339	30,000
	2002	325,000	—	19,101	30,000

Larry R. Graham(2)	2004	$263,750	$200,000	$9,627	70,583
President and Chief Operating Officer	2003	220,385	137,500	2,837	25,000
	2002	207,231	—	2,364	15,000

Gregory H. Browne	2004	$197,524	$112,500	$1,422	25,000
Chief Financial Officer	2003	170,406	112,450	—	25,000
	2002	88,846	—	—	50,000

Alice A. Schwartz	2004	$125,730	$60,000	$2,327	24,000
Chief Information Officer	2003	92,000	30,000	11,035	5,000
	2002	75,243	5,000	9,924	—

Jeffrey Jeter	2004	$95,000	$60,000	$1,163	5,000
Chief Compliance Officer	2003	73,154	30,000	—	1,000
	2002	67,824	—	—	—

(1)	Included in Mr. Borne’s other annual compensation is stock compensation and amounts paid by the Company on behalf of Mr. Borne for health insurance benefits, life insurance benefits, an automobile lease and personal income tax reimbursement related to stock compensation.
(2)	Included in Mr. Graham’s other compensation are amounts paid by the Company on Mr. Graham’s behalf for health insurance benefits.

Employment Agreements

Mr. Borne entered into a three-year employment agreement with the Company, effective April 1, 2005, which provides for an automatic one-year extension of the agreement unless either party provides written notice six months before the expiration of the term. The agreement provides for a base salary of $400,000 annually. It also provides for an annual bonus up to 100% of the base salary then in effect for the applicable year if the target established by the Board for the performance-based criteria for the related fiscal year of the Company is met, annual long-term equity incentive awards (at the Board’s discretion) at an amount equal to the median market for comparable awards to chief executive officers of other companies determined by the Board to have similar attributes. Any long-term equity incentive awards made shall vest over a three-year period.

If Mr. Borne’s employment is terminated (i) due to expiration of the term, (ii) by the Company without cause prior to a change of control, or (iii) by Mr. Borne for the Company’s failure to meet its obligations under the agreement, Mr. Borne is entitled to receive severance compensation of two times the average for the prior three fiscal years of the Company of the sum of Mr. Borne’s base salary and bonus for each such fiscal year. If Mr. Borne’s employment is terminated due to a change of control, he is entitled to receive 2.99 times the average for the prior three fiscal years of the Company of the sum of his base salary and bonus for each such fiscal year less the amount of the base salary and bonus that he received from the date of the change of control until the date on which Mr. Borne’s employment is terminated.

Messrs. Graham and Browne each have employment agreements with the Company of indefinite duration, providing for an annual base salary ($300,000 for Mr. Graham, $225,000 for Mr. Browne) with minimum yearly increases, an annual performance-based cash incentive and annual long-term equity incentive awards. The performance-based cash incentives are targeted at 50% of base salary and are based on the achievement of certain performance criteria approved by the Compensation Committee. The agreements also provide for additional benefits such as participation in employee health plans. If Mr. Graham is terminated without cause or following a change of control of the Company, he is entitled to severance compensation in an amount equal to eighteen months of his base salary. If Mr. Browne is terminated without cause he is entitled to severance compensation of six months base salary and various employee benefits, or in the case of a termination following a change of control of the Company, twelve months base salary and various employee benefits.

Stock Options

As of December 31, 2004, options to purchase an aggregate of 899,990 shares were outstanding under the Company’s 1998 Stock Option Plan and had been granted to executive officers and other employees.

2004 Stock Option Grants

The following table contains information concerning the grant of stock options to purchase shares of Common Stock to the current Named Executive Officers during 2004:

Name	Options Granted (Shares)	Percent of Total Options Granted To Employees	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William F. Borne(2)	41,165	10.75%	$15.05	12/31/2013	$389,554	$987,167
Larry R. Graham(3)	20,583	5.37%	$16.21	01/31/2013	$183,934	$453,029
	50,000	13.05%	$30.23	10/28/2014	$950,081	$2,407,408
Gregory H. Browne(4)	25,000	6.53%	$24.92	05/28/2014	$391,598	$992,269
Alice A. Schwartz(5)	4,000	1.04%	$18.10	02/25/2014	$45,524	$115,362
	20,000	5.22%	$25.90	08/31/2014	$325,598	$825,033
Jeffrey D. Jeter(6)	5,000	1.31%	$18.10	02/25/2014	$56,905	$144,203

(1)	Represents the fair market value on the date of the grant.
(2)	Options vested immediately.
(3)	Options will vest in the case of 20,583 shares, 50% on August 1, 2004, and 25% on each of February 1, 2005 and August 1, 2005. In the case of 50,000 shares, options vested immediately.
(4)	Options will vest 34% on May 28, 2005 and 33% on each of May 28, 2006 and May 28, 2007.
(5)	Options vested in the case of 4,000 shares, 34% on February 26, 2005 and will vest 33% on each of February 26, 2006 and February 26, 2007. In the case of 20,000 shares, the options will vest 35% on August 31, 2005 and 33% on each of August 31, 2006 and August 31, 2007.
(6)	Options will vest 34% on February 26, 2005 and 33% on each of February 26, 2006 and February 26, 2007.

Aggregated Option Exercises in 2004

and Year-End Option Values

The following table shows, with respect to the Named Executive Officers, the aggregate option exercises during 2004 and the values of unexercised options held as of December 31, 2004:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options(*)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William F. Borne	177,225	$3,497,651	131,175	—	$3,143,745	$—
Larry R. Graham	25,100	$432,281	76,306	21,625	$668,624	$421,613
Gregory H. Browne	17,000	$345,029	24,666	58,334	$590,997	$1,035,934
Alice A. Schwartz	5,000	$55,750	1,667	27,333	$44,992	$276,918
Jeffrey D. Jeter	—	—	5,333	5,667	$134,938	$89,452

(*)	Computed based on the differences between the fair market value at December 31, 2004 and aggregate exercise prices.

Certain Transactions

Patty Graham, the wife of Larry Graham, our President and Chief Operating Officer, is employed by the Company as a Senior Vice President of Marketing and received an aggregate of $102,480 in salary and bonus in 2004. Kenneth Clement, the brother-in-law of William Borne, our Chief Executive Officer, provides the Company consulting services under a severance agreement that expires in July 2005, and was paid $75,808 in 2004.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed below, none of whom has ever been an officer of the Company or any of its subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE

The Company’s executive compensation is supervised by the Compensation Committee of the Board. The Compensation Committee seeks to provide executive compensation that will support the achievement of the Company’s financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Committee reviews executive compensation surveys and/or other available information and may from time to time consult with independent compensation consultants. In 2004, the Compensation Committee directly engaged an outside compensation consulting firm to assist the Compensation Committee in its review of the compensation for the executive officers. This consulting firm does not provide other consulting services to the Company.

The Committee seeks to provide an overall level of compensation to executives that is competitive with the healthcare industry and other companies of comparable size and complexity. Compensation in any particular case may vary from an industry average on the basis of annual and long-term Company performance, as well as individual performance. The Committee will exercise its discretion to set compensation based on its judgment and where external, internal or individual circumstances warrant.

Compensation Philosophy

The compensation philosophy of the Company is designed to align our employees and shareholders. This philosophy applies to all employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases. The philosophy is designed for fair pay based on an employee’s role in the Company; the market value of their job; and their performance in that position. Opportunities for additional compensation rewards are offered when the Company meets or exceeds its targeted business objectives. The four core aspects of the Company’s compensation philosophy are described below:

1.	Market-driven. The Company’s compensation programs will be structured to be competitive both in their design and in the total compensation they offer.

2.	Shareholder-aligned. All employees of the Company will have some portion of their compensation aligned with the Company’s stock price or with another approved measure of shareholder value creation.

3.	Performance-based. All employees will have their compensation linked to a combination of Company, regional unit, operating unit, and/or individual performance. The specific measures of success that apply and the forms of compensation that are affected will vary by responsibilities and by position. Individual performance will be objectively assessed via a formal performance management process.

4.	Values-oriented. The design and administration of the Company’s compensation programs will be guided by, and supportive of, the Company’s value and commitment to diversity. The Company’s assessments of individual performance will measure results and the extent to which each employee is living the Company’s values.

In 2004 the Compensation Committee directly engaged an outside compensation consultant to provide an independent analysis of the Company’s compensation program for its Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer. The analysis completed by this independent consultant reflected base pay, levels of annual cash incentives and long-term equity incentive grants for a peer group of companies. The Compensation Committee targeted the 50th percentile of the peer group analyzed for evaluating individual compensation levels. Generally, the Compensation Committee believes both the individual components of compensation, as well as total compensation, are equitable and competitive.

Compensation Program Components

In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of equity awards. The Compensation Committee regularly reviews the Company’s executive compensation program to ensure that pay levels and incentive opportunities reflect the performance of the Company. Each element of the compensation program for executive officers is further explained below.

Base Salary. Base salary levels for the Company’s executive officers are set generally to be competitive in relation to the salary levels of executive officers in other companies with the healthcare industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases, the Company also takes into account individual experience and performance.

Annual Incentive Compensation. The Compensation Committee has historically structured bonuses as incentive compensation. Payment of bonuses have generally been dependent upon the Company’s achievement of budgeted operating income targets and, to a lesser degree, individual bonuses based on individual’s performance have also been awarded.

Other Compensation. In addition to cash and equity compensation programs, the executive officers participate in various other employee benefit plans. Executive officer participation in various clubs, organizations, and associations that may also be funded by the Company.

Long-Term Incentive Compensation. The Company provides long-term incentive compensation through its stock option plan. The number of shares covered by any grant is generally determined by the then-current stock price, subject in certain circumstances to vesting requirements. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

Chief Executive Officer Compensation. Mr. Borne’s annual base salary for fiscal year 2004 was $375,000 pursuant to his employment agreement in effect during 2004 and is currently $400,000 per year, effective April 1, 2005, pursuant to his 2005 employment agreement. The Compensation Committee approved a bonus of $400,000 for Mr. Borne in respect of the fiscal year ended December 31, 2004. In considering the amount of the bonus, the Committee considered the criteria outlined in his employment contract, in particular the achievement of budgeted income target, the significant increase in the Company’s market capitalization and achievement of other personal and corporate objectives.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 (as amended) currently imposes a $1 million dollar limitation on the deductibility of certain compensation paid to the Company’s executive officers. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective performance standards. In general, the Company believes that the long-term stock option awards offered to executives qualify for exclusion from the $1 million limitation. Compensation paid in 2004 subject to the Section 162(m) cap is not expected to exceed $1 million for any officer. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company’s Named Executive Officers for 2004.

The Compensation Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Compensation Committee concluded that this was in the Company’s best interests.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Peter F. Ricchiuti

Ronald A. LaBorde

Jake L. Netterville

Donald A. Washburn

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of five directors, each of whom has been determined by the Board to be independent within the meaning of applicable rules of the NASDAQ Stock Market and the SEC. The Audit Committee’s responsibilities are detailed in the Audit Committee Charter, which was reproduced as Appendix A to last year’s proxy statement.

In carrying out its functions, the Committee provides independent and objective oversight of the performance of the Company’s financial reporting process, system of internal controls and legal and regulatory compliance system. The Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning the Company’s financial and compliance position and affairs. The Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

The Committee met five times during 2004. In overseeing the preparation of the Company’s financial statements, the Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. In addition, the Committee met with the Company’s independent auditors, with and without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent auditors. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). With respect to the Company’s independent auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has determined that the rendering of all non-audit services by the Company’s independent auditors is compatible with maintaining the auditor’s independence. On the basis of these reviews and discussions, the Committee recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for filing with the SEC.

Members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

Our consolidated financial statements for 2003 and 2004 were audited by the firm of KPMG LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of KPMG LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

Fees

The following is a summary of the fees billed to the Company and its subsidiaries by KPMG LLP for professional services rendered in 2004 and 2003.

	Year ended December 31,
	2004		2003
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees(1)	$1,126,071	68.24%	$467,991	71.29%
Audit-related fees	$318,364	19.29%	$—	—
Tax fees	$204,927	12.42%	$188,454	28.71%
All other fees	$895	0.05%	$—	—

Total fees	$1,650,257	100.00%	$656,445	100%

(1)	Amounts for 2004 includes $820,524 related to the audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditors can provide. Audit-related fees principally include due diligence in connection with acquisitions, accounting consultations, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including property tax compliance and consulting services.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Company’s Audit Committee. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PERFORMANCE GRAPH

The Performance Graph set forth below compares the cumulative total stockholder return on the Common Stock for the five-year period ended December 31, 2004, with the cumulative total return on the NASDAQ composite index and a peer-group index over the same period (assuming the investment of $100 in the Common Stock, the NASDAQ composite index and the peer group) on December 31, 1999 and the reinvestment of dividends. The peer group selected by the Company is comprised of: National Home Health Care Corp., Allied Healthcare, Inc., American HomePatient, Inc., Gentiva Health, Inc. and Pediatric Services of America, Inc. The cumulative total stockholder return on the following graph is not necessarily indicative of future stockholder return. No cash dividends have been declared on the Common Stock.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Amedisys	100	315.93	509.09	439.27	1,102.75	2,356.22
Peer Group	100	89.06	246.02	134.07	188.2	240.97
NASDAQ Composite	100	185.83	111.78	88.69	60.88	91.80

SHAREHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 2006 Annual Meeting must be received by the Company no earlier than March 13, 2006 and no later than April 12, 2006 in order for such proposals to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

Under the Company’s Bylaws, the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board or (c) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in the Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Bylaws.

For business other than nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting; except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice shall set forth (a) as to any business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

A stockholder must also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder. Nothing in the Bylaws, however, shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors or propose other business under specified circumstances.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

May 11, 2005

Amedisys, Inc.

Annual Meeting Of Stockholders

June 9, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Michael D. Lutgring, the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys corporate office, 11100 Mead Road, Suite 300, Baton Rouge, Louisiana, on June 9, 2005 at 4:00 p.m., central daylight time, and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on reverse side)

☒	Please mark your votes as in this example.

1.	To elect directors.	FOR ☐	WITHHOLD ☐	Nominees:	William F. Borne Ronald A. LaBorde Jake L. Netterville David R. Pitts Peter F. Ricchiuti Donald A. Washburn

For, except vote withheld from the following nominee(s):

2. In their discretion on such other matters as may properly come before the meeting of any adjournment thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

SIGNATURE SIGNATURE IF JOINTLY HELD PRINTED NAME DATED:

NOTE: Please sign exactly as name appears on the stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.